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                                                                    EXHIBIT 99.1

                            UNION TEXAS PETROLEUM
                                 (LETTERHEAD)

NEWS RELEASE

Contact:  Carol L. Cox
          (713) 968-2714

                  UNION TEXAS PETROLEUM SENIOR NOTES PRICED


        Houston, March 16, 1995 -- Union Texas Petroleum Holdings, Inc. today announced the offering of a $125 million issue of 8.375% senior notes, due March 15, 2005, through Goldman, Sachs & Co., Chemical Securities, Inc., J. P. Morgan Securities Inc. and Salomon Brothers Inc. The offering was priced at 99.431% to yield 8.46% to the buyers.

        Union Texas will receive approximately $123.5 million in net proceeds from the offering. The independent worldwide oil and gas producer said it will use the proceeds to reduce indebtedness under the company's existing credit facility.

        The notes are redeemable at any time at the option of the company, in whole or in part, at a price equal to 100% of their principal amount plus accrued interest plus a make-whole premium.

        Copies of the offering prospectus may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, attention: Donald T. Hansen.

        One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company also has petrochemical interests in the U.S.

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